America First Apartment Investors, Inc. Announces Increased Third Quarter Dividend

Omaha, Neb., August 14, 2006 – America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced that its Board of Directors has increased its regular quarterly dividend by 4% to $0.26 per share, to be paid on October 31, 2006 to shareholders of record on September 29, 2006.

“We are pleased that our strong financial performance in the first six months of 2006 has positioned the Company to increase our regular quarterly dividend,” stated Jack Cassidy, APRO’s President and Chief Executive Officer. “We are benefiting from the execution of our strategic plan and are pleased that we are able to follow through on our commitment to provide our shareholders a growing dividend.”

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

CONTACT:	Maurice Cox 800-239-8787 Jack Cassidy 212-935-8760